Exhibit 10.2
ENTEGRIS, INC.
RSU Award Agreement
(2020 Stock Plan)
    In consideration of services rendered to Entegris, Inc. (the “Company”), the Company may periodically make equity incentive awards consisting of restricted stock units with respect to the Company’s Common Stock, $0.01 par value (“Stock”), to certain key employees, non-employee directors, consultants or advisors of the Company under the Company’s 2020 Stock Plan (as amended from time to time, the “Plan”). Any key employee, non-employee director, consultant or advisor (a “Participant”) who receives a restricted stock unit award (the “Award”) is notified in writing or via email alert. The Award is credited to the Participant’s account and reflected under the Stock Plans section on Fidelity’s NetBenefits website. To Accept the award; click on the “Begin your grant acceptance now” link located in the New Grant Alert notification or scroll down to and expand the Stock Plans section; then click on “Begin Acceptance” and follow the prompts. By accepting the Award, Participant: (i) acknowledges that Participant has received a copy of the Plan, of the related prospectus providing information concerning awards under the Plan and of the Company’s most recent Annual Report on Form 10-K; and (ii) accepts the Award and agrees with the Company that the Award is subject to the terms of the Plan and to the following terms and conditions:
Article I – RSU Award
1.1.    Award Date. This Award Agreement (this “Agreement”) shall take effect as of the date specified in the Stock Plans section as of the Award Date provided to you online through Fidelity’s NetBenefits website (the “Award Date”).
1.2.    Restricted Stock Units Subject to Award. The Award consists of that number of restricted stock units (the “RSU”) with respect to the Stock that has been approved for the Award to Participant by the Administrator. Each RSU is equivalent to one share of the Stock. The Participant’s rights to the RSU are subject to the restrictions described in this Agreement and in the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) in addition to such other restrictions, if any, as may be imposed by law.
1.3.    Nontransferability of RSUs. The RSU acquired by the Participant pursuant to this Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except as provided below and in the Plan.
1.4.    Forfeiture Risk. Except as otherwise provided in this Agreement, if the Participant ceases to be employed or retained by the Company or an Affiliate for any reason, any then-outstanding and unvested RSU acquired by the Participant hereunder shall be automatically and immediately forfeited. The Participant hereby appoints the Company as the attorney-in-fact of the Participant to take such actions as may be necessary or appropriate to effectuate the cancellation of a forfeited RSU.
1.5.    Vesting of RSUs. The RSU granted hereunder shall vest in accordance with the provisions of this Article I, Section 1.6 and applicable provisions of the Plan, as follows (each, a “Vesting Date”):
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Notwithstanding the foregoing, no RSU shall vest on any Vesting Date specified above unless: (A) the Participant is then, and since the Award Date has continuously been, employed or retained by the Company or an Affiliate (subject to Sections 1.6 and 2.2); and (B) the Participant has fulfilled the obligations specified in Section 1.10 below. Upon vesting, each RSU shall entitle Participant to receive one share of Stock (subject to adjustment under the Plan).
1.6.    Retirement; Death.
(a)    Notwithstanding Section 1.5, if the Participant’s employment, tenure or service, as applicable, is terminated prior to the final Vesting Date as a result of the Participant’s Retirement, then, subject to the Participant’s compliance with the Retirement Vesting Criteria, each of the RSUs granted hereunder that are outstanding as immediately prior to the Participant’s Retirement shall remain outstanding and eligible to vest for purposes of this Award and be delivered on the applicable Vesting Dates in accordance with Section 1.7 below.
(b)    Notwithstanding Sections 1.5, 1.6(a) and 2.2, if the Participant’s employment, tenure or service, as applicable, terminates due to the death of the Participant, each then-outstanding RSU shall vest effective as of the death of the Participant and shall be settled no later than thirty (30) days thereafter.
    (c)    For purposes of this Award:
        (i)    “Retirement” means the Participant’s employment, tenure or service, as applicable, with the Company and its Affiliates is terminated after (x) the Participant has provided at least five (5) years of consecutive years of service with the Company or an Affiliate thereof, (y) the Participant is at least fifty-five (55) years old as of the date of Retirement, and (z) the Participant’s age plus complete years of service with the Company or an Affiliate thereof as of Participant’s date of termination equals at least seventy (70).
        (ii)    “Retirement Vesting Criteria” means that the Participant (x) provides six (6) months’ advance written notice to the Company of the Participant’s Retirement (which notice may be waived at the discretion of the Administrator and shall be waived on and following a Change in Control), (y) executes a release of claims in favor of the Company in a form satisfactory to the Company and such release becomes effective within sixty (60) days following the date of termination due to Retirement (which release may be waived at the direction of the Administrator), and (z) continues to comply with and does not violate the terms of the Restrictive Covenant Agreement attached hereto as Exhibit A through the final Vesting Date. Determination as to whether the Participant complies with and has not violated the terms of the Restrictive Covenant Agreement will be made in good faith by the Company.
1.7.    Settlement of RSUs. Vested RSUs shall be settled in shares of Stock (or, in the discretion of the Administrator, in cash equal to the Fair Market Value thereof). Any shares of Stock (or cash equivalent, if applicable) issuable in respect of RSUs that have vested in accordance with the terms of this Agreement shall be delivered to the Participant: (i) for RSUs that are exempt from Section 409A of the Code, as soon as practicable following vesting, and in no event later than 30 days thereafter and (ii) for RSUs that constitute deferred compensation under Section 409A of the Code, upon the date such vesting occurs, except as determined by the Company, but in no event later than the end of the calendar year in which such vesting occurs (or, if such calendar year ends within two and half months following the date such vesting occurs, no later than the fifteenth day of the third month following the date such vesting occurs). No fractional shares of Stock shall be issued pursuant to this Agreement.
1.8.    Dividend Equivalent Rights. The Participant shall not be entitled: (i) to receive any dividends or other distributions paid with respect to the Stock to which the RSU relates, or (ii) to vote any Stock with respect to which the RSU relates, unless and until, and only to the extent, the RSU becomes vested and the Participant becomes a stockholder of record with respect to such shares of Stock. Notwithstanding the foregoing, as of each date on which the Company pays an ordinary cash dividend to record owners of shares of Stock, the Participant’s account shall, as of each such dividend date, be credited with a cash amount (without interest) equal to the product of the total number of shares subject to the RSU immediately prior to such dividend date multiplied by the dollar amount of the cash dividend paid per share of Stock by the Company on such dividend date (such amount, the “Dividend Equivalent Amount”). The Dividend Equivalent Amount shall be subject to the same vesting conditions and settlement terms as the RSU shares to which they relate.
1.9.    Sale of Vested Shares. The Participant understands that Participant will be free to sell any Stock with respect to which the RSU relates once the RSU has vested and settled, subject to (i) satisfaction of any applicable tax withholding requirements with respect to the vesting of such RSU; (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; and (iii) applicable requirements of federal and state securities laws.
1.10.    Certain Tax Matters. The Participant expressly acknowledges that the award or vesting of the RSU acquired hereunder may give rise to income subject to withholding. The Participant expressly acknowledges and agrees that Participant’s rights hereunder are subject to Participant promptly paying to the Company all taxes required to be withheld in connection with such award, vesting, settlement and/or payment. Unless the Administrator determines otherwise, such payment of Participant’s withholding tax obligations shall be made through net share settlement procedures whereby that number of the vesting shares needed to cover the withholding tax obligation (calculated using the Fair Market Value of the Company’s stock on the date of vesting) shall be cancelled to fund the Company’s payment of the withholding tax obligation and the net shares remaining after such cancellation shall be credited to Participant’s account.
Article II – GENERAL PROVISIONS
2.1.    Definitions. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan.
2.2.    Change in Control.
        (a)    Assumption or Substitution.
            (i)    If the Change in Control is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption or continuation of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.
            (ii)    In the event of a Change in Control in which the successor company assumes or substitutes for the RSU (or in which the Company is the ultimate parent corporation and continues the Award), if Participant’s employment with such successor company (or the Company) or an affiliate thereof is involuntarily terminated without Cause by the successor employer or Participant resigns for Good Reason, in either case within 24 months following such Change in Control: the restrictions, limitations and other conditions applicable to the RSU shall lapse and the RSU shall become free of all restrictions, limitations and conditions and become fully vested and shall be settled in accordance with Section 1.7. Notwithstanding the foregoing, to the extent that such RSUs are held by a Participant who is or may become eligible for Retirement prior to the final Vesting Date, such Participant’s employment is terminated in accordance with this Section 2.2(a)(ii) and

(A) such Change in Control constitutes a change in control event within the meaning of Section 409A of the Code, then such RSUs shall be settled as soon as practicable following such termination, and in no event later than 30 days thereafter or (B) such Change in Control does not constitute a change in control event within the meaning of Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, such RSUs shall continue to be settled on the applicable Vesting Dates or at such earlier time that does not result in such accelerated taxation and/or tax penalties.
        (b)    Awards Not Assumed or Substituted. In the event of a Change in Control in which the successor company does not assume or substitute for the RSU (or in which the Company is the ultimate parent corporation and does not continue the Award): the restrictions, limitations and other conditions applicable to the RSU shall lapse and the RSU shall become free of all restrictions, limitations and conditions and become fully vested and shall be settled in accordance with Section 1.7. Notwithstanding the foregoing, to the extent that such RSUs are held by a Participant who has Retired in accordance with Section 1.6 above or who is or may become eligible for Retirement prior to the final Vesting Date and (A) such Change in Control constitutes a change in control event within the meaning of Section 409A of the Code, then such RSUs shall be settled as soon as practicable following such Change in Control, and in no event later than 30 days thereafter or (B) such Change in Control does not constitute a change in control event within the meaning of Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, such RSUs shall continue to be settled on the applicable Vesting Dates or at such earlier time that does not result in such accelerated taxation and/or tax penalties.
        (c)    Good Reason Definition. For purposes of this Section 2.2, “Good Reason” means (i) “Good Reason” as defined in any individual agreement to which Participant and the Company or an Affiliate are parties, or (ii) if there is no such agreement or if it does not define Good Reason, without the Participant’s prior written consent: (A) a reduction in the Participant’s base salary; (B) a relocation of the Participant’s primary work location to a distance of more than 50 miles from its location as of immediately prior to such change; or (C) a material breach by the Company or an Affiliate of any employment agreement with the Participant. In order to invoke a termination of employment for Good Reason, a Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (A) through (C) within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition(s). In the event that the Company fails to remedy the condition(s) constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such termination to constitute a termination of employment for Good Reason.
    (d)    Cause Definition. “Cause” means (i) “Cause” as defined in any individual agreement to which the Participant and the Company or an Affiliate are parties or (ii) if there is no such agreement or if it does not define Cause, the Company’s termination of the Participant’s employment with the Company or any Affiliate following the occurrence of any one or more of the following: (A) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony; (B) the Participant’s willful and continual failure to substantially perform the Participant’s duties after written notification by the Company; (C) the Participant’s willful engagement in conduct that is materially injurious to the Company or an Affiliate monetarily or otherwise; (D) the Participant’s commission of an act of gross misconduct in connection with the performance of the Participant’s duties; or (E) the

Participant’s material breach of any employment, confidentiality, or other similar agreement between the Company or an Affiliates and the Participant.
2.3.    Equitable Adjustments. The Award is subject to adjustment pursuant to Section 15.1 of the Plan.
2.4.    No Understandings as to Employment etc. The Participant further expressly acknowledges that nothing in the Plan or any modification thereto, in the Award or in this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company to employ or retain the Participant for any period or with respect to the terms of the Participant’s employment or to give rise to any right to remain in the service of the Company or any Affiliate, and the Participant shall remain subject to discharge to the same extent as if the Plan had never been adopted or the Award had never been made.
2.5.    Data Protection Waiver. Participant understands and agrees that in order to process and administer the Award and the Plan, the Company and the Administrator may process personal data and/or sensitive personal information concerning the Participant. Such data and information includes, but is not limited to, the information provided in the Award grant package and any changes thereto, other appropriate personal and financial data about Participant, and information about Participant’s participation in the Plan and transactions under the Plan from time to time. Participant hereby gives his or her explicit consent to the Company and the Administrator to process any such personal data and/or sensitive personal information. Participant also hereby gives his or her explicit consent to the Company and the Administrator to transfer any such personal data and/or sensitive personal data outside the country in which Participant works, is employed or provides services and to the United States. The legal persons granted access to such Participant personal data are intended to include the Company, the Administrator, the outside plan administrator as selected by the Company from time to time, and any other compensation consultant or person that the Company or the Administrator may deem appropriate for the administration of the Plan or the Award. Participant has been informed of his or her right of access and correction to Participant’s personal data by contacting the Company. Participant also understands that the transfer of the information outlined herein is important to the administration of the Award and the Plan and failure to consent to the transmission of such information may limit or prohibit Participant’s participation under the Plan and/or void the Award.
2.6.    Savings Clause. In the event that Participant is employed or provides services in a jurisdiction where the performance of any term or provision of this Agreement by the Company: (i) will result in a breach or violation of any statute, law, ordinance, regulation, rule, judgment, decree, order or statement of public policy of any court or governmental agency, board, bureau, body, department or authority, or (ii) will result in the creation or imposition of any penalty, charge, restriction, or material adverse effect upon the Company or an Affiliate, then any such term or provision shall be null, void and of no effect.
2.7.    Amendment. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would materially adversely affect the Participant’s rights under this Agreement shall be subject to the written consent of the Participant. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
2.8.    Acts of Misconduct. If Participant has allegedly committed an act of serious misconduct, including, but not limited to, embezzlement, fraud, dishonesty, unauthorized disclosure of trade secrets or confidential information, breach of fiduciary duty or nonpayment of an obligation owed to the Company, an executive officer of the Company may suspend Participant’s rights under the Award, including the vesting of the Award and the settlement of vested RSUs, subject to the Administrator’s final decision regarding termination of the award. No rights under the Award may be exercised during such suspension or after such termination.
2.9.    Disputes. The Administrator or its delegate shall finally and conclusively determine any disagreement concerning the Award.
2.10.    Plan. The terms and provisions of the Plan are incorporated herein by reference, a copy of which has been provided or made available to the Participant. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.
2.11.    Compliance with Section 409A of the Code. Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Plan and this Agreement shall be construed or deemed to be amended as necessary to remain exempt from or comply with the requirements of Section 409A of the Code and to avoid the imposition of any additional or accelerated taxes or other penalties under Section 409A of the Code. The Committee, in its sole discretion, shall determine the requirements of Section 409A of the Code applicable to the Plan and this Agreement and shall interpret the terms of each consistently therewith. Under no circumstances, however, shall the Company, an Affiliate, or a subsidiary have any liability under the Plan or this Agreement for any taxes, penalties, or interest due on amounts paid or payable pursuant to the Plan and/or this Agreement, including any taxes, penalties, or interest imposed under Section 409A of the Code. In the event that it is determined by the Company that, as a result of the deferred compensation tax rules under Section 409A of the Code (and any related regulations or other pronouncements thereunder) (the “Deferred Compensation Tax Rules”), benefits that the Participant is entitled to receive under the terms of this Agreement are deferred compensation subject to tax under the Deferred Compensation Tax Rules, (i) the Participant shall not be considered to have terminated employment for purposes hereof until the Participant would be considered to have incurred a “separation from service” within the meaning of the Deferred Compensation Tax Rules and (ii) the Company shall, in lieu of providing such benefit when otherwise due under this Agreement, instead provide such benefit on the first day on which such provision would not result in the Participant incurring any tax liability under the Deferred Compensation Tax Rules; which day, if the Participant is a “specified employee” (within the meaning of the Deferred Compensation Tax Rules), shall, in the event the benefit to be provided is due to the Participant’s “separation from service” (within the meaning of the Deferred Compensation Tax Rules) with the Company and its subsidiaries, be the first day following the six-month period beginning on the date of such separation from service. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of the Deferred Compensation Tax Rules, and any payments described in this Agreement that are due within the “short term deferral period” as defined in the Deferred Compensation Tax Rules shall not be treated as deferred compensation unless applicable law requires otherwise.
2.12.    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.
2.13.    Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereof; provided, however, that to the extent that the Participant has entered into an employment agreement, severance agreement or change in control termination agreement with the

Company that provides for vesting terms that are more favorable than the vesting terms set forth in this Agreement or the Plan, such more favorable vesting terms shall apply.
2.14    Claw Back Policy. This grant is subject to the terms of the Company’s Claw Back Policy, as it may be amended, modified, superseded or replaced from time to time.